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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                SCHEDULE 14D-9
                              (Amendment No. 35)
                                (RULE 14d-101)

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
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                          WILLAMETTE INDUSTRIES, INC.
                           (Name of Subject Company)

                          WILLAMETTE INDUSTRIES, INC.
                     (Name of Person(s) Filing Statement)
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                    Common Stock, Par Value $0.50 Per Share
                        (Title of Class of Securities)
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                                   969133107
                     (CUSIP Number of Class of Securities)
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                              DUANE C. MCDOUGALL
                     President and Chief Executive Officer
                          Willamette Industries, Inc.
                      1300 S.W. Fifth Avenue, Suite 3800
                              Portland, OR 97201
                                (503) 227-5581
(Name, Address and Telephone Number of Person authorized to Receive Notice and
          Communication on behalf of the Person(s) Filing Statement)
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                                With a copy to:

                             GARY L. SELLERS, ESQ.
                             MARIO A. PONCE, ESQ.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                              New York, NY 10017
                                (212) 455-2000
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 [__] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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     This Amendment No. 35 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on December 5, 2000 (as amended, the "Schedule 14D-9") by Willamette Industries, Inc., an Oregon corporation ("Willamette" or the "Company"), relating to the offer by Company Holdings, Inc., a Washington corporation (the "Purchaser") and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation ("Weyerhaeuser"), to purchase all of the outstanding common stock, par value $0.50 per share, (including the associated rights to purchase shares of Series B Junior Participating Preferred Stock) of the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-9.

ITEM 4. THE SOLICITATION OR RECOMMENDATION.

     Item 4(b) is hereby amended by adding the following at the end thereof:

     On April 12, 2001, Duane C. McDougall, President and Chief Executive Officer of Willamette, sent a letter to certain community leaders, the form of which is filed as Exhibit (a)(2)(xxvii) hereto. In addition, on April 11 and April 12, 2001, J. Eddie McMillan and Michael R. Onustock, both Executive Vice Presidents of Willamette, each sent a letter to certain of the Company's customers, the form of which is filed as Exhibit (a)(2)(xxviii) hereto.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.


Exhibit (a)(2)(xxvii)  Form of letter to certain community leaders dated
                       April 12, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

Exhibit (a)(2)(xxviii) Form of letter to certain customers of the Company dated
                       April 11, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

Exhibit (a)(2)(xxix)   Form of newspaper advertisements scheduled to begin
                       running on April 12, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

Exhibit (a)(2)(xxx)    Form of press release issued by Willamette on April 12,
                       2001 (incorporated by reference to the Definitive
                       Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

Exhibit (a)(2)(xxxi)   Script for quarterly earnings conference call on April
                       12, 2001 (incorporated by reference to the Definitive
                       Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 12, 2001          WILLAMETTE INDUSTRIES, INC.

                              By:  /s/ DUANE C. MCDOUGALL
                                   ----------------------
                              Name:  Duane C. McDougall
                              Title: President and Chief Executive Officer

                                 EXHIBIT INDEX


Exhibit
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(a)(2)(xxvii)          Form of letter to certain community leaders dated
                       April 12, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

(a)(2)(xxviii)         Form of letter to certain customers of the Company dated
                       April 11, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

(a)(2)(xxix)           Form of newspaper advertisements scheduled to begin
                       running on April 12, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

(a)(2)(xxx) Form of press release issued by Willamette on April 12, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 12, 2001).

(a)(2)(xxxi)           Script for quarterly earnings conference call on April
                       12, 2001 (incorporated by reference to the Definitive
                       Additional Materials on Schedule 14A filed by the Company on April 12, 2001).